Exhibit 4.7

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of April 1, 2012, among the Subsidiaries listed on Schedule I hereto (the “Guaranteeing Subsidiaries”), each a direct or indirect subsidiary of Community Choice Financial Inc., an Ohio corporation (“CCFI”), as Issuer (under the Indenture referred to below), CCFI, and U.S. Bank National Association, as trustee (under the Indenture referred to below) (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Subsidiary Guarantors has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 29, 2011, providing for the issuance of an unlimited aggregate principal amount of 10.75% senior secured notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Agreement to Guarantee.  Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including Article 10 thereof.

(3)           Execution and Delivery.  Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)           Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(5)           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

(6)           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

[Remainder of Page Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

EACH OF THE GUARANTEEING SUBSIDIARIES LISTED ON SCHEDULE I HERETO, as a Guaranteeing Subsidiary

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Senior Vice President, Secretary and
General Counsel

COMMUNITY CHOICE FINANCIAL INC., as Issuer

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Senior Vice President, Secretary and
General Counsel

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ David A. Schlabach
	Name:	David A. Schlabach
	Title:	Vice President

SCHEDULE I

Subsidiary	Jurisdiction of Incorporation
Direct Financial Solutions, LLC	Delaware

Cash Central of Alabama, LLC	Alabama

Cash Central of Alaska, LLC	Alaska

Cash Central of California, LLC	California

Cash Central of Delaware, LLC	Delaware

Cash Central of Hawaii, LLC	Hawaii

Cash Central of Idaho, LLC	Idaho

Cash Central of Kansas, LLC	Kansas

Cash Central of Minnesota, LLC	Minnesota

Cash Central of Missouri, LLC	Missouri

Cash Central of Nevada, LLC	Nevada

Cash Central of North Dakota, LLC	North Dakota

Cash Central of South Dakota, LLC	South Dakota

Cash Central of Texas, LLC	Texas

Cash Central of Utah, LLC	Utah

Cash Central of Washington, LLC	Washington

Cash Central of Wyoming, LLC	Wyoming

Cash Central of Wisconsin, LLC	Wisconsin

Reliant Software, Inc.	Utah

Community Choice Family Insurance Agency, LLC	Delaware